EXHIBIT 21.01

Subsidiaries	Jurisdiction of Incorporation	Name under which business conducted

Boots & Coots Services, L.L.C.	Texas

Boots & Coots Services, Inc.	Delaware

Boots & Coots/IWC	British Virgin
Overseas, Inc.	Islands

Boots & Coots Canada, Ltd.	Alberta, Canada

Boots & Coots/IWC
De Venezuela, S.A.	Venezuela

Boots & Coots International	Cayman Islands

HWC Limited	Louisiana

Boots & Coots Services de	Mexico
Mexico S. de R.L. de C.V.

Snubco USA, Inc	Wyoming

Stasso Holdings, Inc.	Wyoming

Boots & Coots Nigeria, Limited	Nigeria